Exhibit 10.06(e)

PARTICIPANT AWARD AGREEMENT
(2020 Incentive PSU Program)

[Grant Date], 2020

 Dear [Name]:

Pursuant to the terms and conditions of the EQT Corporation 2019 Long-Term Incentive Plan (as amended from time to time, the “Plan”) and the 2020 Incentive Performance Share Unit Program (the “Program”), effective January 1, 2020, the Management Development and Compensation Committee (the “Committee”) of the Board of Directors of EQT Corporation (the “Company”) grants you [_____________] Performance Share Units (the “Award”).  The terms and conditions of the Award, including, without limitation, vesting and distribution, shall be governed by the provisions of this Participant Award Agreement and the Program document attached hereto as Exhibit A; provided that the Award is also subject to the terms and limits included within the Plan. As approved, the Award will be settled in shares of Company common stock.

The terms contained in the Plan and the Program are hereby incorporated into and made a part of this Participant Award Agreement, and this Participant Award Agreement shall be governed by and construed in accordance with the Program and the Plan. In the event of any actual or alleged conflict between (a) the provisions of the Plan and the provisions of this Participant Award Agreement, the provisions of the Plan shall be controlling and determinative, and (b) the provisions of this Participant Award Agreement and the terms of any written employment-related agreement that you have with the Company (including any confidentiality, non-solicitation, non-competition, change of control or similar agreement), the terms of such employment-related agreement shall be controlling and determinative.

You may access important information about the Company and the Plan through the Company’s website. Copies of the Plan and Plan Prospectus can be found by logging into the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com, and clicking on the “Stock Plans” tab and then following the prompts for your Plan documents. Copies of the Company’s most recent Annual Report on Form 10-K, Proxy Statement and other information generally delivered to the Company’s shareholders can be found at www.eqt.com by clicking on the “Investors” link on the main page and then “SEC Filings.” Paper copies of such documents are available upon request made to the Company’s Corporate Secretary.

Your Award under the Program will be effective only if, no later than 45 days after the date of this Participant Award Agreement, (a) you accept your Award through the Fidelity NetBenefits website, (b) to the extent you are not already subject to a confidentiality, non-solicitation and non-competition agreement with the Company, you execute a confidentiality, non-solicitation and non-competition agreement acceptable to the Company, and (c) if the Company has requested that you sign an amendment to your existing confidentiality, non-solicitation and non-competition agreement with the Company, you execute the requested amendment.

When you accept your Award through the Fidelity NetBenefits website, you shall be deemed to have (a) acknowledged receipt of this Award granted on the date of this Participant Award Agreement (the terms of which are subject to the terms and conditions of this Participant Award Agreement, the Program document and the Plan) and copies of this Participant Award Agreement, the Program document and the Plan, and (b) agreed to be bound by all the provisions of this Participant Award Agreement, the Program document and the Plan.